For further information contact:
Michael Garone, Chief Financial Officer
973-532-8005 or mgarone@emisphere.com

EMISPHERE TECHNOLOGIES ANNOUNCES FINANCIAL AND OPERATIONAL RESULTS
FOR THE THIRD QUARTER AND FIRST NINE MONTHS OF 2010
Conference Call/Webcast to be Held Tomorrow, November 11, 2010 at 10:00 AM EST
CEDAR KNOLLS, NJ, November 10, 2010 — Emisphere Technologies, Inc. (OTC BB: EMIS) today announced financial and operational results for the three and nine months ended September 30, 2010.
THIRD QUARTER FINANCIAL RESULTS
For the three months ended September 30, 2010, Emisphere reported net income of $9.6 million, or $0.20 per basic and $0.19 per diluted share, compared to a net loss of $4.0 million, or $0.11 per basic and diluted share for same period last year.
The operating loss and total operating expenses for the three months ended September 30, 2010 were $3.9 million, compared to an operating loss and total operating expenses of $3.4 million for the same period last year. Total operating expenses for the three months ended September 30, 2010 include research and development costs of $0.7 million and general and administrative expenses of $2.5 million, compared to $0.8 million and $2.5 million respectively, for the same period last year.
Other income for the three months ended September 30, 2010 was $13.5 million, including a $14.6 million gain from the change in fair value of derivative instruments related to a decrease to the Company’s stock, the receipt of $0.5 million as the final installment payment on the sale of a patent to MannKind Corporation, offset partially by $1.6 million interest expense, compared to other expense of $0.6 million for the same period last year.
YEAR TO DATE FINANCIAL RESULTS
For the nine months ended September 30, 2010, Emisphere reported a net loss of $22.5 million, or $0.51 per basic and diluted share, compared to a net loss of $13.6 million, or $0.42 per basic and diluted share for the nine months ended September 30, 2009.
The operating loss for the nine months ended September 30, 2010 was $10.0 million, compared to an operating loss of $11.1 million for the same period last year. Total operating expenses for the nine months ended September 30, 2010 were $10.1 million, a decrease of approximately $1.0 million, or 10% compared to $11.1 million for the same period last year including a $0.8 million one time gain from the sale of laboratory equipment. Total operating expenses for the nine months ended September 30, 2010 include research and development costs of $2.0 million and general and administrative expenses of $7.0 million, compared to $3.5 million and $8.3 million respectively, for the same period last year.
Other expense for the nine months ended September 30, 2010 was $12.5 million, including an $8.0 million charge from the change in fair value of derivative instruments related to an increase to the Company’s stock and $5.0 million interest expense, offset by the receipt of $0.5 million as the final installment payment on the sale of a patent to MannKind Corporation, compared to other expense of $2.6 million in the same period last year.

LIQUIDITY
At September 30, 2010, Emisphere reported cash and restricted cash totaling $3.2 million, compared to $0.7 million at June 30, 2010. On August 26, 2010, the Company completed private placement financing transactions from which it received total net proceeds of approximately $6.7 million after deducting fees and expenses and excluding the proceeds, if any, from the exercise of the warrants that were issued in the transactions. Proceeds from these transactions were used to satisfy certain debts of the Company and settle certain outstanding litigation and will be used to fund the Company’s operations (including investments in new product development and commercialization) and to meet the Company’s obligations as they may arise. The Company anticipates that its existing cash resources will enable it to continue operations through approximately December 2010 or earlier if unforeseen events arise that negatively affect its liquidity. Emisphere is maintaining aggressive cost controls to conserve cash and to evaluate potential financing opportunities to address its cash needs for ongoing operations and programs, including a potential equity financing. Please refer to the Quarterly Report on Form 10-Q for additional information.
KEY PRODUCT AND CORPORATE DEVELOPMENTS
•	Notification of Top Level Results on Phase III Study of Oral Calcitonin in Osteoarthritis Patients
•	During October, the Company announced that Novartis Pharma AG (“Novartis”) provided Emisphere with information regarding the First Interpretable Results of the two-year Phase III Study 2301 in osteoarthritis conducted by its license partner Nordic Bioscience with oral calcitonin (SMC021).

•	The recently completed study assesses the safety and efficacy of oral calcitonin in the treatment of osteoarthritis of the knee and had three co-primary endpoints. Novartis informed Emisphere that preliminary analysis of the data from this study shows that the endpoint for the first of three co-primary endpoints, joint space width narrowing, was not met. Novartis also informed Emisphere that results regarding the other two co-primary endpoints indicated clinical efficacy related to symptom modification (WOMAC scales: pain, function). In addition, according to Novartis, MRI analyses suggested an effect on cartilage.

•	Nordic Bioscience and Novartis have indicated that they are going to continue to work together to further analyze and evaluate the results of this study. The second two-year Phase III Study 2302, which also assesses safety and efficacy of oral calcitonin of patients with osteoarthritis of the knee, is currently ongoing.

•	Additionally, the Phase III clinical program of oral calcitonin in osteoporosis continues.
•	Oral Eligen® B12
•	During July the Company announced that it was engaged in discussions with potential licensees and also evaluating the possibility of marketing its planned oral Eligen® B12 1000 mcg without a partner. It continues to formulate a product implementation strategy to realize the commercial potential of this planned product. During the third quarter two market research studies were commissioned to assess a number of market parameters including pricing, potential customer usage and physicians acceptance. The studies have concluded and the information is being analyzed.

•	The Company’s recently completed clinical trial showed that oral Eligen® B12 1000 mcg can efficiently and quickly restore Vitamin B12 levels in deficient individuals as effectively as the injectable formulation which is the current standard of care.
•	Appetite Suppression Research
•	During September 2010 the Company announced that a clinical study found that the Company’s proprietary oral SNAC (Sodium N-[8-(2-hydroxybenzoyl) Amino] Caprylate (“SNAC”) additive, in combination with two digestive hormones, was successful in reducing food intake and increasing satiety in healthy male subjects. The study was published in the August 18, 2010 online edition of the American Journal of Clinical Nutrition, the official publication of the American Society for Nutrition.

•	As described in the publication, 12 healthy male subjects were studied in a randomized double-blind, placebo-controlled 4-way crossover trial. Each subject received (in random order) 2.0 mg GLP-1, 1.0 mg PYY3-36, or 2.0 mg GLP-1, plus 1.0 mg PYY3-36.

•	Researchers observed that both digestive hormones, GLP-1 and PYY3-36, were rapidly absorbed from the gut, leading to plasma concentrations several times higher than those in response to a normal meal. GLP-1 alone, but not PYY3-36, significantly reduced total food intake. Co-administration of both hormones, taken in combination with SNAC in a single oral dose, reduced total food intake by 21.5 percent, and increased fullness at meal onset (P <0.05). The 24-hour food intake was not affected by the single oral administration of the native hormones likely due to their short half-life.

•	The two digestive hormones utilized in the study are released naturally in proportion to ingested calories and signal “satiety,” or fullness, to the brain. SNAC, which is based on Emisphere’s Eligen® Technology, facilitates transport of these and other hormones with low oral bioavailability across biological membranes, such as those of the gastrointestinal tract. Emisphere had previously announced that SNAC had achieved Generally Recognized as Safe (“GRAS”) status for its intended use in combination with nutrients added to food and dietary supplements.
The Company is continuing with a number of pre-clinical programs in collaboration with other companies as well as projects on its own using the Eligen® Technology to improve the oral absorption of selected molecules.
A live webcast of tomorrow’s scheduled 10:00AM EST conference call can be accessed through the Company’s web site at: www.emisphere.com. The live conference call dial-in number is: 1-800-967-7138 (United States and Canada) or 1-719-457-2639 (International). In addition, an archive of the webcast can be accessed through the same link; an audio replay of the call will be available beginning at 1:00PM EST tomorrow, through midnight on November 25, 2010 by calling 1-888-203-1112 (United States and Canada) or 1-719-457-0820 (International). The conference replay PIN is 6863346.
About Emisphere Technologies, Inc.
Emisphere is a biopharmaceutical company that focuses on a unique and improved delivery of therapeutic molecules or nutritional supplements using its Eligen® Technology. These molecules and compounds could be currently available or in development. Such molecules are usually delivered by injection; in many cases, their benefits are limited due to poor bioavailability, slow on-set of action or variable absorption. The Eligen® Technology can be applied to the oral route of administration as well other delivery pathways, such as buccal, rectal, inhalation, intra-vaginal or transdermal. The Company’s website is: www.emisphere.com .
Safe Harbor Statement Regarding Forward-looking Statements
The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates and the sufficiency of Emisphere’s cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K (file no. 000-17758) filed on March 25, 2010, Emisphere’s Quarterly Report on Form 10-Q filed on May 17, 2010, and Emisphere’s Quarterly Report on Form 10-Q filed on August 16, 2010.
-Financial Tables to Follow-

EMISPHERE TECHNOLOGIES, INC.
CONDENSED BALANCE SHEETS
September 30, 2010 and December 31, 2009
(in thousands, except share and per share data)

	September 30, 2010	December 31, 2009
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$2,961	$3,566
Accounts receivable, net	60	158
Inventories	260	20
Prepaid expenses and other current assets	539	369

Total current assets	3,820	4,113
Equipment and leasehold improvements, net	94	138
Purchased technology, net	897	1,077
Restricted cash	259	259
Deferred financing cost	273	346

Total assets	$5,343	$5,933

Liabilities and Stockholders’ Deficit:
Current liabilities:
Notes payable, including accrued interest and net of related discount	$—	$12,588
Accounts payable and accrued expenses	4,400	4,975
Derivative instruments
Related party	7,477	3,205
Others	2,423	2,984
Restructuring accrual, current	450	750
Contract termination liability .	435	—
Other current liabilities	33	52

Total current liabilities	15,218	24,554
Notes payable, including accrued interest and net of related discount, related party	15,863	13,076
Deferred revenue	26,533	11,494
Derivative instrument related party	8,557	4,591
Deferred lease liability and other liabilities	56	82

Total liabilities	66,227	53,797
Commitments and Contingencies
Stockholders’ deficit:
Preferred stock, $.01 par value; authorized 1,000,000 shares; none issued and outstanding	—	—
Common stock, $.01 par value; authorized 100,000,000 shares; issued 52,178,834 shares (51,889,102 outstanding) as of September 30, 2010 and issued 42,360,133 shares (42,070,401 outstanding) as December 31, 2009	522	424
Additional paid-in-capital	401,740	392,335
Accumulated deficit	(459,194)	(436,671)
Common stock held in treasury, at cost; 289,732 shares	(3,952)	(3,952)

Total stockholders’ deficit	(60,884)	(47,864)

Total liabilities and stockholders’ deficit	$5,343	$5,933

EMISPHERE TECHNOLOGIES, INC.
CONDENSED STATEMENT OF OPERATIONS
For the three and nine months ended September 30, 2010 and 2009
(in thousands, except share and per share data)
(unaudited)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2010	2009	2010	2009

Net Sales	$4	$—	$55	$—

Costs and expenses:
Research and development	690	782	1,984	3,452
General and administrative expenses	2,516	2,493	6,979	8,348
Restructuring costs	—	—	50	(353)
Gain on disposal of fixed assets	—	(2)	(1)	(824)
Expense from settlement of lawsuit	58	—	278	—
Expense from termination of sales agreement	542	—	542	—
Depreciation and amortization	73	120	223	427

Total costs and expenses	3,879	3,393	10,055	11,050

Operating loss	(3,875)	(3,393)	(10,000)	(11,050)

Other non-operating income (expense):
Other income	2	24	7	91
Sublease income	—	—	—	232
Sale of patents	500	—	500	500
Change in fair value of derivative instruments
Related party	11,766	45	(3,562)	(35)
Other	2,831	576	(4,440)	322
Interest expense
Related party	(1,573)	(1,150)	(4,642)	(3,290)
Other	(4)	(139)	(386)	(411)

Total other non-operating income (expense)	13,522	(644)	(12,523)	(2,591)

Net income (loss)	$9,647	$(4,037)	$(22,523)	$(13,641)

Net income (loss) per share, basic	$0.20	$(0.11)	$(0.51)	$(0.42)

Net income (loss) per share, diluted	$0.19	$(0.11)	$(0.51)	$(0.42)

Weighted average shares outstanding, basic	47,401,395	35,695,769	44,291,889	32,188,554

Weighted average shares outstanding, diluted	50,922,881	35,695,769	44,291,889	32,188,554